UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 19, 2007

Keane, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

001-7516	04-2437166
(Commission File Number)	(IRS Employer Identification No.)

100 City Square, Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 241-9200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2007, the Compensation Committee of the Board of Directors of Keane, Inc. (the “Company”) approved the payment of incentive compensation under the Company’s 2006 Incentive Compensation Plan for Executive Officers (the “Plan”) to each of John J. Leahy, the Company’s Executive Vice President of Finance and Administration and Chief Financial Officer, and Russell J. Campanello, the Company’s Senior Vice President, Human Resources and Marketing.  The Compensation Committee approved 2006 compensation for each of these executives in an amount equal to 100% of the officer’s target bonus, which was above the incentive compensation to which the officer would otherwise have been entitled based on actual performance under the Plan.

The 2006 incentive awards were based on pre-established performance objectives under the Plan, consisting of financial measures and strategic objectives for the year ended December 31, 2006. These financial measures at the Company-wide level included cash earnings per share (CEPS)(1) and revenues. The pre-established performance objectives also included non-financial measures that were based upon the executive’s individual strategic objectives, such as support of the One Keane initiative, leadership initiatives, organizational effectiveness and brand development.

(1) Keane’s management believes that cash performance is the primary driver of long-term per share value.  As such, Keane’s management views diluted cash earnings per share (CEPS) as an important indicator of performance that helps investors gain a meaningful understanding of the Company’s core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company’s performance. CEPS excludes amortization of intangible assets, stock-based compensation, and restructuring charges, net.  CEPS is not a measurement in accordance with Generally Accepted Accounting Principles (GAAP) and is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 23, 2007	KEANE, INC.

		By:	/s/ John J. Leahy

John J. Leahy
Executive Vice President of Finance and
Administration and Chief Financial
Officer